Exhibit 15.2

Letterhead of Haiwen & Partners

February 28, 2011

Changyou.com Ltd.

East Tower, JingYan Building,

No. 29 Shijingshan Road, Shijingshan District,

Beijing 100043

People’s Republic of China

Subject: Consent of Haiwen & Partners

We hereby consent to the filing of this consent letter as an exhibit to the annual report on Form 20-F (the “Form 20-F”) of Changyou.com Limited (the “Company”) for the Company’s fiscal year ended December 31, 2010 to be filed with the U.S. Securities and Exchange Commission (the “SEC”) and to the reference to our firm under the headings “Business Overview – Regulations” and “Organizational Structure” in the Form 20-F.

Yours faithfully,

/s/ Haiwen & Partners
Haiwen & Partners